                                                                    EXHIBIT 2.1


                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE MIDDLE DISTRICT OF ALABAMA



IN RE:                             )
                                   )
THE ENSTAR GROUP, INC., a          )
Delaware corporation, formerly     )
known as Kindercare, Inc., formerly)       CHAPTER 11
known as Kinder-Care Learning      )       CASE NO. 91-02618
Centers, Inc., successor by merger )
to Max Ward Delmar Studios, Inc.,  )
                                   )
             Debtor.               )
                                   )
-----------------------------------


                                 SECOND AMENDED
                PLAN OF REORGANIZATION OF THE ENSTAR GROUP, INC.




         NO CREDITOR OR OTHER PARTY IN INTEREST SHOULD CONSIDER THIS PLAN BINDING ON ANY PARTY IN THIS CASE UNTIL CONFIRMED, AS THIS PLAN IS SUBJECT TO AMENDMENT, WHICH MAY INVOLVE SIGNIFICANT REVISIONS. NO ASSURANCE CAN BE GIVEN THAT ANY DISTRIBUTION WILL BE ON THE TERMS SET FORTH IN THIS PLAN. NO SOLICITATION OF ACCEPTANCES OF THIS PLAN IS PERMITTED UNTIL A DISCLOSURE STATEMENT IS APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. REFERENCE IS MADE TO THE SECOND AMENDED JOINT DISCLOSURE STATEMENT ACCOMPANYING THIS PLAN, WHICH DISCUSSES THE DEBTOR AND ITS ASSETS AND LIABILITIES AND WHICH CONTAINS A SUMMARY OF THIS PLAN.

                                December 5, 1991

                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE MIDDLE DISTRICT OF ALABAMA



IN RE:                             )

THE ENSTAR GROUP, INC., a          )
Delaware corporation, formerly     )
known as Kindercare, Inc., formerly)       CHAPTER 11
known as Kinder-Care Learning      )       CASE NO. 91-02618
Centers, Inc., successor by merger )
to Max Ward Delmar Studios, Inc.,  )
                                   )
               Debtor.             )
                                   )
-----------------------------------


                                 SECOND AMENDED
                PLAN OF REORGANIZATION OF THE ENSTAR GROUP, INC.


         The Enstar Group, Inc. hereby proposes the following Second Amended Plan of Reorganization for the Debtor pursuant to Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section Section 101 et seq.

                                   ARTICLE 1

                                  DEFINITIONS

         As used in this Plan and in the accompanying Second Amended Joint Disclosure Statement, the following terms shall have the respective meanings assigned to them. Unless otherwise defined herein, all terms used in the Plan shall have the same meaning as those terms have in the Bankruptcy Code.

         Administrative Claim shall mean a Claim against the Debtor for an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code (but excluding the Capital Maintenance Claim to the extent it might otherwise be regarded as an Administrative Claim) and any fees and charges assessed against the estate under Chapter 123 of Title 28. For purposes hereof, Severance Payments at any time payable to employees of the Debtor shall be deemed Administrative Claims.

         Affiliate shall have the meaning given to such term in Section 101(2) of the Bankruptcy Code.

         Allowed Claim shall mean:

         (1) Claims to be identified which, by agreement between the Debtor and the holder of the Claim in question, shall be deemed finally allowed on the Effective Date, a list of which shall be filed as a schedule to the Plan prior to the Confirmation Date;

         (2) Any Claim that is expressly allowed by the terms of this Plan, to the extent of the amount so allowed by this Plan; or

         (3)     The amount of any Claim against the Debtor to the extent that:

                 (a) a proof of Claim has been (i) timely filed, (ii) deemed filed pursuant to Section 1111(a) of the Bankruptcy Code, or (iii) late filed with leave of the Bankruptcy Court after notice and opportunity for a hearing given to the Debtor, the Creditors' Committee and to all parties entitled to receive notice thereof; and

                 (b) (i) no objection to such Claim was filed within (A) ninety (90) days after the Effective Date or such later date as the Bankruptcy Court allows or (ii) if an objection to the Claim has been filed, the Claim is allowed (and only to the extent allowed) by a Final Order.

         No Claim shall be deemed to be an Allowed Claim for purposes of this Plan unless and until one of the above conditions has been satisfied. In no event shall an "Allowed Claim" include interest on the principal amount of such Claim maturing or accruing after the Petition





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

         Date, punitive or exemplary damages or any fine, penalty or forfeiture.

         AMRET shall mean AMRET, Inc., an Alabama corporation and a wholly-owned subsidiary of Retail.

         ASF shall mean American Savings of Florida, F.S.B., a federal stock savings bank formerly known as American Savings and Loan Association of Florida.

         ASF Bond Claim shall mean the Claim of ASF under or in any way relating to $7,500,000 of the Industrial Development Board of the City of Montgomery, Industrial Development Revenue Bonds (The Enstar Group, Inc. Project) Series B, including, without limitation, any Claims relating to the Lease Agreement between the Industrial Development Board of the City of Montgomery and The Enstar Group, Inc., dated as of October 1, 1990, the Mortgage and Trust Indenture between the Industrial Board of the City of Montgomery and SouthTrust Bank of Alabama, National Association dated as of October 1, 1990, the Guaranty Agreement between The Enstar Group, Inc. and SouthTrust Bank of Alabama, National Association dated as of October 1, 1990, and the Subordination and Indemnity Agreement by and between The Enstar Group, Inc. and Western Reserve Life Insurance Co. of Ohio.

         ASF Guaranty Claim shall mean the Claim of ASF under that certain guaranty executed by Debtor in favor of ASF with respect to a certain lease between Retail, as lessee, and the Industrial Development Board of the City of Montgomery, as lessor.

         ASF Pledged Stock shall mean 50% of the issued and outstanding capital stock of ASF, which is owned by the Debtor and pledged by it to ASF as security for a portion of the Claim of ASF.

         ASF Secured Claim shall mean the Claim of ASF to the extent that it is secured by the ASF Pledged Stock, the





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         Retail Stock, the LPT Partnerships, or any other Property of the
         Debtor.

         Assignment shall mean the Agreement dated as of November 13, 1991, among the Debtor, Enstar Financial and ASF and by which the Debtor and Enstar Financial have assigned to ASF, with Bankruptcy Court approval, the causes of action of the Debtor and Enstar Financial against Michael R. Milken and others and pursuant to which ASF, the Debtor and Enstar Financial have agreed to share any net recoveries from ASF's settlement or successful prosecution of the Milken Suit.

         AT&T shall mean American Telephone & Telegraph Company.

         AT&T Secured Claim shall mean the Claim of AT&T to the extent of the value of the Debtor's phone system securing such Claim.

         Available Cash shall mean, at any time, the amount of cash held by the Debtor (excluding cash on deposit in the Expense Reserve or the Disputed Claims Reserve) and available to be distributed to the holders of Allowed Claims in accordance with this Plan.

         Avoidance Claim shall mean any claim, action or cause of action that the Debtor or any Creditor Representative may have or be entitled to assert against ASF under Sections 544, 546, 547, 548 or 550 of the Bankruptcy Code.

         Bankruptcy Code means Title 11 of the United Code, 11 U.S.C. Section
         Section  101 et seq.

         Bankruptcy Court means the United States Bankruptcy Court for the Middle District of Alabama or, in the event that such Court ceases to exercise jurisdiction over this reorganization case, the Court that exercises jurisdiction over such claim in lieu of the United States Bankruptcy Court for the Middle District of Alabama.

         Bankruptcy Rules means the federal rules of bankruptcy procedure.





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


         Buckmaster shall mean Buckmaster, Inc., an Alabama corporation and a wholly-owned subsidiary of the Debtor.

         Business Day shall mean a day of the year on which commercial banks in Alabama are not required or authorized by law to close for business.

         Capital Maintenance Agreement shall mean a regulatory capital maintenance/dividend agreement dated April 29, 1988, as at any time amended, between the Debtor and the Federal Savings and Loan Insurance Corporation, predecessor to OTS.

         Capital Maintenance Claim shall mean any Claim of OTS or ASF under the Capital Maintenance Agreement, whether such Claim arises prior to or after the Petition Date and whether or not entitled to any priority under Section 507 of the Bankruptcy Code.

         Care Investors shall mean Care Investors, Inc., a Delaware corporation and a wholly-owned subsidiary of the Debtor.

         Christa Oil shall mean Christa Oil Company, an Illinois corporation and a wholly-owned subsidiary of Enstar Financial.

         Christa Plan shall mean the Chapter 11 reorganization plan proposed by Christa Oil Company in its Chapter 11 case, as the same may be modified or amended from time to time.

         Claim shall have the meaning ascribed to it in Section 101(5) of the Bankruptcy Code.

         Class shall mean a class of Claims or Shareholder Interests as defined in Article 2 of the Plan.

         Class Representative shall mean a representative from each of Classes 4, 5, 6, 7, 8 and 10; and, in the case of Classes 4, 5 and 7, the representative for each such





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

         Class shall be the sole member of such Class; and, in the case of Classes 6, 8 and 10, the representative for each such Class shall be a Person designated on or before the Effective Date by the holders of at least 66.66% in amount of Claims (excluding Disputed Claims) in such Class; and, in the event of any failure of the holders of Claims in any such Class to designate such a representative on or before the effective date, the Debtor or the Creditors' Committee shall designate, within sixty days after the effective date, a member of the Class as the Class Representative of the Class.

         Common Stock shall mean the shares of the common stock of the Debtor.

         Confirmation Date shall mean the date of entry of the Confirmation
         Order.

         Confirmation Order shall mean the order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

         Creditors' Committee shall mean the official unsecured creditors' committee appointed to serve in this case pursuant to Section 1102(a) of the Bankruptcy Code.

         Debt Instruments shall mean all promissory notes, debentures, bonds, and all negotiable documents evidencing a Claim, including, without limitation, the Swiss Franc 5.75% Bonds and the Swiss Franc 6% Subordinated Bonds.

         Debtor shall mean the Enstar Group, Inc., as debtor and debtor-in-possession in the reorganization case.

         Debtor Subsidiary shall mean Enstar Financial, Retail, Christa Oil, Shoe City and AMRET.

         Disbursement Account shall mean the account established by the Reorganized Debtor in accordance with Section 8.1 hereof.





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


         Disclosure Statement shall mean the Second Amended Joint Disclosure Statement Accompanying Second Amended Plans of Reorganization, filed or to be filed with the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code, as approved by the Bankruptcy Court for distribution pursuant to Section 1125 of the Bankruptcy Code and as at any time amended.

         Disputed Claim shall mean a Claim asserted against the Debtor that has not been determined to be an Allowed Claim. A Claim that is the subject of a timely filed application, motion, complaint or any other legal proceeding seeking to disallow, subordinate or estimate such Claim, or as to which an offset is asserted by the Debtor, shall be deemed a Disputed Claim.

         Disputed Claims Reserve shall mean a reserve into which the Disbursing Agent shall deposit monies on account of Disputed Claims in accordance with the provisions of Section 8.7 of this Plan.

         Distribution shall mean any distribution of Property (other than any of the ASF Pledged Stock or any proceeds thereof) pursuant to this Plan.

         Effective Date shall mean a date designated in writing by the Debtor and filed with the Bankruptcy Court which date shall be the first Business Day following the date on which all conditions to effectiveness of the Plan set forth in Article 9 hereof have been satisfied or, to the extent permitted under this Plan, waived.

         Enstar Financial shall mean Enstar Financial Services, Inc., a Florida corporation and a wholly-owned subsidiary of the Debtor.

         Enstar Financial Plan shall mean the Chapter 11 reorganization plan proposed by Enstar Financial in its Chapter 11 case, as the same may be modified or amended from time to time.

         Expense Reserve shall mean a reserve from Available Cash in an amount equal to $2,000,000 during the first twelve-month period following the Effective Date, $1,500,000 during the second twelve-month period following the Effective Date and $750,000 after such second twelve-month period, which amounts are to be reserved from distribution to the holders of Claims pending full implementation of the Plan to assure payment of the estimated professional fees, expenses and costs that the Debtor or Reorganized Debtor anticipates will be incurred in connection with the performance of its duties under this Plan and applicable law and the pursuit of the Mendel/Grassgreen Suit and the Milken Suit.

         Final Order shall mean an order or judgment of a court as to which (i) the time to appeal or to seek certiorari or review has expired and as to which no appeal or petition for certiorari or review has been timely filed, or (ii) any timely-filed appeal or petition for certiorari or review has been finally determined or dismissed.

         Grassgreen shall mean Richard J. Grassgreen.

         Grassgreen Claim shall mean any Claim asserted against the Debtor by Grassgreen, which Claim is and shall be deemed to be a Disputed Claim.


         KCLC shall mean Kinder-Care Learning Centers, Inc., a Delaware corporation.

         KCLC Claims shall mean all Claims of KCLC against the Debtor, including Claims for breach of contract, alleged breach of indemnity agreements, failure to pay for equipment usage and other fees for various services.

         Lien shall mean any statutory, common law, or contractual lien, security interest, charge or encumbrance upon any Property.

         LPT Partnerships shall mean the leveraged partnership trust interests described in Schedule B-2(u) of the Debtor's Schedule of Assets.

         Med Central shall mean Med Central, Inc., a Delaware corporation and a wholly-owned subsidiary of the Debtor.

         Mendel shall mean Perry Mendel.

         Mendel/Grassgreen Suit shall mean the civil action styled "The Enstar Group, Inc., Plaintiff v. Perry Mendel and Richard J. Grassgreen," pending in the United States District Court for the Middle District of Alabama.

         Milken Suit shall mean a civil action filed by ASF, for itself and (pursuant to the Assignment) as assignee of Enstar Financial and of the Debtor, against Michael R. Milken and numerous co-defendants in the United States District Court for the Southern District of Florida, Miami Division, being Civil Action No. 91-2611, to recover damages for fraud, securities fraud, RICO violations and other civil wrongs, as the complaint therein may be amended or supplemented from time to time.

         NCNB shall mean NCNB Texas National Bank, a national bank.

         NCNB Bond Guaranty Claim shall mean the Claims of NCNB arising under guaranties executed in favor of First RepublicBank Dallas, N.A., predecessors in interest to NCNB, in connection with the December 1984 issuance of industrial development bonds in five parishes in Louisiana and in Allegheny and York Counties, Pennsylvania for financing the construction and acquisition of approximately 11 learning centers.

         NCNB Claims shall mean the NCNB Bond Guaranty Claim, the NCNB Sale/Leaseback Claim and all other Claims held by NCNB.

         NCNB Sale/Leaseback Claim shall mean the Claims of NCNB arising from or related to the June 1986 sale/leaseback transactions pursuant to which Child Care Leasing-A, Inc. and Child Care Leasing-B, Inc. purchased 205 day care centers from Debtor, the Debtor leased back those assets and sublet them in 1988 to its then wholly-owned subsidiary, KCLC, and NCNB, through its predecessor in interest, provided financing for the transaction.

         New Common Stock shall mean the shares of the common stock, having a par value of $.01 per share, to be issued by the Reorganized Debtor for the benefit of the holders of Allowed Claims that are Unsecured
         Claims.

         OTS shall mean the Office of Thrift Supervision, Department of the Treasury.

         Penn Mutual Secured Claim shall mean the Claim of Penn Mutual to the extent of the value of 35,000 shares of Commonwealth Edison 9-3/4% preferred stock securing such Claim.

         Person shall mean any individual, corporation, partnership, trust, venture or governmental unit.

         Petition Date shall mean May 31, 1991.

         Plan means this Second Amended Plan of Reorganization of the Enstar Group, Inc., together with any modifications hereto as may hereafter be filed in accordance with the requirements of Section 1127 of the Bankruptcy Code, which shall also constitute the Plan of Reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code.

         Priority Claim shall mean an Unsecured Claim entitled to priority under Section 507 of the Bankruptcy Code (excluding, however, the Capital Maintenance Claim to the extent it may constitute a Priority Claim).





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


         Priority Tax Claim shall mean a Priority Claim that is entitled to priority under Section 507(a)(7) of the Bankruptcy Code.

         Pro Rata Share shall mean, with respect to the Distribution to any holder of any Allowed Claim that is an Unsecured Claim in Classes 6, 7, 8 and 10, an amount determined by multiplying such Claim by a fraction the numerator of which shall be the amount of such Allowed Claim and the denominator of which shall be the aggregate amount on such date of all Claims in such Classes, including, but not limited to, all Disputed Claims in any of such Classes on such date.

         Property shall mean any property of the Debtor or Reorganized Debtor, including, without limitation, cash, securities or other real or personal property.

         Regulatory Capital Deficiency shall have the meaning ascribed to it in the Capital Maintenance Agreement as in effect on the Petition Date.

         Reorganized Debtor shall mean, upon the Effective Date, the Debtor as reorganized pursuant to this Plan.

         Retail shall mean Enstar Specialty Retail, Inc., a Delaware corporation and a wholly owned subsidiary of the Debtor.

         Retail Stock shall mean all of the issued and outstanding capital stock of Retail.

         Secured Claim shall mean a Claim against the Debtor that arose before the Petition Date, to the extent of the value of any Lien on Property of the Debtor which secures payment of such Claim.

         Securities Violation Claims shall mean all Claims against the Debtor arising from rescission of a purchase or sale of a security of the Debtor or of an Affiliate of the Debtor, for damages arising from the purchase or sale of





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

         such a security or for reimbursement, contribution or indemnification on account of such a Claim, including, without limitation, all Claims asserted on or before the Petition Date by any shareholder of the Debtor under the Securities Exchange Act of 1934, Section 10(b) thereof or Rule 10(b)(5) promulgated thereunder.

         Severance Payments shall mean the payments authorized by the Severance Order to be paid to the remaining employees of the Debtor upon their termination of employment with the Debtor.

         Severance Order shall mean the Order of the Bankruptcy Court Granting Authority to Honor Insurance Claims, Accrued Vacation, Sick Leave Benefits, Severance Benefits and Other Employment and Personal Policies for Current Employees dated July 10, 1991 and entered July 11, 1991.

         Shareholder Interest shall mean the equity interest represented by the Common Stock.

         Shoe City shall mean Shoe City, Inc., an Alabama corporation and a wholly owned subsidiary of Retail.

         Swiss Franc 5.75% Bonds shall mean the 130,000,000 5.75% Swiss franc bonds due July 1995.

         Swiss Franc 6% Subordinated Bonds shall mean the 62,500,000 6% Swiss franc subordinated bonds due April 1996.

         Trustee shall mean any Person serving as chief executive officer of the Debtor on the Effective Date (unless the Class Representatives, by simple majority vote, shall designate another Person) any such trustee's successor in office upon any such Person's resignation, death or removal, who shall serve without necessity of posting any bond as provided in Section 8.4 of the Plan.

         Unsecured Claim shall mean a Claim against the Debtor that arose or is deemed to have arisen before the Petition Date, to the extent the amount of such Claim (a)





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

         is not secured by any property rights in any property of the Debtor or
         (b) is greater than the value of any property rights in property of the Debtor which secures such Claim.


                                   ARTICLE 2

                     CLASSIFICATION OF CLAIMS AND INTEREST

         All Claims and Interests, other than Administrative Claims and Priority Tax Claims, are divided into the following classes, which shall be mutually exclusive.

         2.1. Class 1 -- Priority Claims. Class 1 includes all Priority Claims other than Administrative Claims and Priority Tax Claims.

         2.2. Class 2 -- Penn Mutual Secured Claim. Class 2 shall consist solely of the Penn Mutual Secured Claim.

         2.3. Class 3 -- AT&T Secured Claim. Class 3 shall consist solely of the AT&T Secured Claim.

         2.4. Class 4 -- ASF Claims. Class 4 shall consist solely of the Claims of ASF against the Debtor, including, but not limited to, the ASF Secured Claim, the ASF Guaranty Claim and the ASF Bond Claim, but excluding the Claim of ASF (if any) under the Capital Maintenance Agreement.

         2.5. Class 5 -- Capital Maintenance Claim. Class 5 shall consist solely of the Capital Maintenance Claim, whether or not such Claim is entitled to treatment as a Priority Claim, and any Claim held by OTS on the Petition Date that is determined by Final Order to be subject to permissible offset by OTS against sums owing on the Petition Date to the Debtor by the United States of America.

         2.6. Class 6 -- Claims of Holders of Swiss Franc 5.75% Bonds. Class 6 shall consist solely of the Claims of the holders of the Swiss Franc 5.75% Bonds.

         2.7. Class 7 -- NCNB Claims. Class 7 shall consist solely of the NCNB Claims.

         2.8. Class 8 -- General Unsecured Claims. Class 8 shall consist of all Unsecured Claims (other than Priority Claims) that are not included in Classes 5, 6, 7, 9, 10, 11 or 12, and shall include the KCLC Claim and the Grassgreen Claim and also shall include any Claim of Penn Mutual or AT&T that is not included as part of the Penn Mutual Secured Claim or the AT&T Secured Claim, as the case may be.

         2.9. Class 9 -- Convenience Class. Class 9 shall consist of all Unsecured Claims (other than Priority Claims and Claims in either Class 6 or Class 10) of $500 or less.

         2.10. Class 10 -- Claims of Holders of Swiss Franc 6% Subordinated Bonds. Class 10 shall consist solely of the Claims of the holders of the Swiss Franc 6% Subordinated Bonds.

         2.11. Class 11 -- Securities Violation Claims. Class 11 shall consist solely of the Securities Violation Claims.

         2.12. Class 12 -- Non-Compensatory Claims. Class 12 shall consist of all Claims, whether Secured Claims or Unsecured Claims, for any fine, penalty or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty or forfeiture, or damages, are not compensation for actual pecuniary loss suffered by the holder of such Claim.

         2.13. Class 13 -- Shareholder Interests. Class 13 shall consist of all equity interests represented by the Common Stock.


                                   ARTICLE 3

              TREATMENT OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS

         3.1. Non-Ordinary Course Administrative Claims. Any Person that asserts an Administrative Claim that arises before the Effective Date, including Claims under Section 503(b)(2)-(5) of the Bankruptcy Code, but not Claims described in Sections 3.2 or 3.3 below, shall, on or before such date or dates as the Bankruptcy Court may establish in the Confirmation Order or otherwise, file an application with the Bankruptcy Court for allowance of such Claim as an Administrative Claim specifying the amount of and basis for such Claim; provided, however, that applicants who have filed an application with the Bankruptcy Court before the Confirmation Date need not file a new application. Failure to file a timely application for allowance pursuant to this section shall bar a claimant from seeking recovery on such Claim. Members of the Creditors' Committee shall be entitled, upon an application to the Bankruptcy Court pursuant to the provisions hereof, to recover as Administrative Claims their actual out-of-pocket expenses (but not legal or professional fees, unless otherwise allowed by the Bankruptcy Court) incurred in the performance of their duties as members of the Creditors' Committee. Administrative claimants allowed under this section of the Plan shall be paid, in full, in single cash payments, within ten (10) days following entry of a Final Order allowing the Claim, unless the party entitled to payment thereon agrees in writing to a different treatment of the Administrative Claim.

         3.2. Ordinary Course Administrative Claims. Administrative expenses arising from obligations of the Debtor incurred in the ordinary course of business, shall be resolved by means of the Debtor's performance of the obligations in accordance with the terms and conditions of the agreement or applicable law giving rise thereto, and no proof of Claim shall be required to be filed.

         3.3. Severance Payments. Severance Payments shall be paid to each employee of the Debtor entitled thereto in accordance with the Severance Order, notwithstanding any law, rule or regulation that is hereafter enacted or promulgated and that would otherwise restrict or prohibit such Severance Payments from being made.

         3.4. Priority Tax Claims. Except to the extent that the holder has agreed or may agree to a different treatment, each holder of an Allowed Priority Tax Claim shall receive from the Debtor, in full satisfaction of such Claim, cash in the amount of such Claim on the Effective Date or, at the option of the Reorganized Debtor, shall be paid deferred cash payments over a period not exceeding six (6) years after the date of assessment of such Claim in accordance with the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code.


                                   ARTICLE 4

                        TREATMENT OF UNIMPAIRED CLASSES

         The following Classes are unimpaired under the Plan and shall be treated as hereinafter set forth.

         In the event a controversy arises as to whether any class of Claims is impaired or unimpaired under the Plan, the Bankruptcy Court shall, after notice and an opportunity of a hearing, resolve such controversy.

         4.1. Treatment of Class 1 Claims. Each holder of an Allowed Claim in Class 1 shall receive on account of such Claim, cash on the Effective Date in the amount of such Claim unless the holder of such Claim consents to different treatment.

         4.2. Treatment of Class 2 (Penn Mutual) Secured Claim. Effective upon the Effective Date of the Plan, the Penn Mutual Secured Claim shall be satisfied in full by the Debtor's abandoning to Penn Mutual of all security for such Claim, which consists of approximately 35,000 shares of Commonwealth Edison 9-3/4% preferred stock.

         4.3. Treatment of Class 3 (AT&T) Secured Claim. Effective upon the Effective Date of the Plan, the AT&T Secured Claim shall be satisfied in full by the Debtor's abandonment to AT&T of all security for such Claim, which consists of the Debtor's phone system.


                                   ARTICLE 5

                         TREATMENT OF IMPAIRED CLASSES

         Except as otherwise provided in Article 4 of this Plan, all Classes of Claims and Shareholder Interests are impaired under the





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

Plan. In the event a controversy arises as to whether any class of Claims is impaired under the Plan, the Bankruptcy Court shall, after notice and an opportunity for a hearing, resolve such controversy. ALL IMPAIRED CLASSES SHALL RECEIVE THE DISTRIBUTION SET FORTH IN THIS ARTICLE ON ACCOUNT OF AND IN COMPLETE SATISFACTION OF ALL CLAIMS AGAINST THE DEBTOR, AND SHALL HAVE NO RIGHTS OR REMEDIES AGAINST THE DEBTOR OR ANY OF ITS ASSETS OR PROPERTIES, EXCEPT AS SPECIFICALLY SET FORTH IN THIS PLAN.

         5.1. Treatment of Class 4 Claims. Effective upon the Effective Date of the Plan, ASF shall be deemed to have authorized the Reorganized Debtor to sell or otherwise dispose of (in accordance with the Plan) any or all of the Property securing any or all of the ASF Secured Claim; shall be deemed to have released ASF's Lien upon any proceeds realized by the Reorganized Debtor from any such sale or other disposition of any such Property securing any or all of the ASF Secured Claim and to have consented to a distribution of such proceeds in accordance with this Plan; and shall promptly after the Effective Date return to the Debtor any certificates and other instruments in ASF's possession representing the Debtor's ownership of any of the ASF Pledged Stock, the Retail Stock or any of the LPT Partnerships. ASF shall be deemed on the Effective Date to be the holder of an Allowed Claim that is an Unsecured Claim in the amount of $36,000,000, which Claim shall not be subject to reconsideration or subordination. ASF shall receive, on account of such Claim, 66.66% of all Distributions until all such Allowed Claim of ASF against the Debtor is paid in full. In no event, however, shall ASF be entitled to receive any proceeds derived from any sale or other disposition of any of the ASF Pledged Stock.

         5.2. Treatment of Class 5 Claim. Effective upon the Effective Date of the Plan, the Capital Maintenance Claim shall be deemed an Allowed Claim that is an Unsecured Claim in an amount calculated pursuant to the Capital Maintenance Agreement and thereafter such Claim shall increase or decrease, as the case may be, by the amount of any increase or decrease in the Regulatory Capital Deficiency. OTS and ASF shall be deemed to have waived and relinquished any priority under Section 507(a) of the Bankruptcy Code to which either OTS or ASF is or may be entitled, including, but not limited, any claim that OTS or ASF may be authorized to assert under Section 507(a)(8) of the Bankruptcy Code based upon the Capital Maintenance Agreement. OTS and ASF shall be barred from making any Claim under the Capital Maintenance Agreement or any law, regulation or policy relating to the capital of a federal savings bank to the extent that such claim is inconsistent with the terms of this Plan. Until the ASF Claims in Class 4 hereof are paid in full in accordance with this Plan, no Distributions under this Plan on account of the Capital Maintenance Claim shall be made. After payment in full of the ASF Claims in Class 4 hereof in accordance with this Plan, ASF shall be authorized to receive on account of the Capital Maintenance Claim from any Distributions that are thereafter made to the holders of Unsecured Claims an amount equal to 66.66% of such Distributions until the Capital Maintenance Claim is paid in full; provided, however, that after payment in full of the ASF Claims in Class 4 hereof, the Capital Maintenance Claim shall not increase in amount regardless of any increase in the Regulatory Capital Deficiency, but may decrease in amount as the result of any decrease in the Regulatory Capital Deficiency. OTS and ASF acknowledge and agree that any payment on the ASF Claims in Class 4 hereof (whether pursuant to this Plan or the Enstar Financial Plan) will operate as a dollar for dollar reduction in the amount of the Capital Maintenance Claim and further acknowledge and agree that the amount of the Capital Maintenance Claim on the date of payment in full of the ASF Claims in Class 4 shall be equal to the Regulatory Capital Deficiency on such date (if any) minus $36,0000,000, provided, however, that the Capital Maintenance Claim shall not be less than zero. In no event, however, shall any proceeds derived from any sale or other disposition of any of the ASF Pledged Stock be payable to the holder of the Capital Maintenance Claim. With respect to any portion of the Capital Maintenance Claim that is determined by Final Order to be subject to permissible offset by OTS against sums owing on the Petition Date to the Debtor by the United States of America, OTS shall be authorized to cause such offset to be made.

         5.3. Treatment of Class 6 Claims. Effective upon the Effective Date, each holder of a Class 6 Claim who, within ninety (90) days after the Effective Date, surrenders for cancellation all Swiss Franc 5.75% Bonds held by such holder shall be entitled to receive on account of such Claim such holder's Pro Rata Share of (a) proceeds of the ASF Pledged Stock and (b) 33.34% of all

Distributions, until such Claims are paid in full. For purposes of calculating the amount of the Allowed Claims in this Class, such Claims shall be converted to U.S. dollars as of the Petition Date at the conversion rate in effect on the Petition Date.

         5.4. Treatment of Class 7 Claims. Effective upon the Effective Date, NCNB shall be entitled to receive on account of all Allowed Claims held by it a Pro Rata Share of (a) proceeds of the ASF Pledged Stock and (b) 33.34% of all Distributions, until such Claims are paid in full.

         5.5. Treatment of Class 8 Claims. Effective upon the Effective Date, each holder of an Unsecured Claim that is an Allowed Claim in Class 8 shall be entitled to receive on account of such Claim a Pro Rata Share of (a) the proceeds of the ASF Pledged Stock and (b) 33.34% of all Distributions, until such Claims are paid in full. With respect to any portion of any KCLC Claims that are determined by Final Order to be subject to permissible offset against any sums owing by KCLC to the Debtor, KCLC shall be authorized to effectuate such offset.

         5.6. Treatment of Class 9 Claims. Effective upon the Effective Date, each holder of an Unsecured Claim that is an Allowed Claim in Class 9 shall receive, on account of such Claim, cash in the full amount of such Claim.

         5.7. Treatment of Class 10 Claims. Effective upon the Effective Date, each holder of a Class 10 Claim who, within ninety (90) days after the Effective Date, surrenders for cancellation all Swiss Franc 6% Subordinated Bonds held by such holder shall be entitled to receive on account of such Claim such holder's Pro Rata Share of (a) proceeds of the ASF Pledged Stock and (b) 33.34% of all Distributions, until such Claim is paid in full; provided, however, that pursuant to Section 510(a) of the Bankruptcy Code and the subordination provisions contained in the Swiss Franc 6% Subordinated Bonds, the Pro Rata Share to which such holder would otherwise be entitled to receive shall be turned over to the holders of Allowed Claims included in Classes 6 and 7, to be shared by the holders of such Claims on a pro rata basis until their Claims are paid in full; provided further, however, that from and after the date on which the Allowed Claims in Classes 6 and 7 are paid in full, the holders of Allowed Claims in Class 10 shall be subrogated to the rights of the holders of Claims in Class 6 and Class 7 to the extent of any Distributions or proceeds turned over to holders of Allowed Claims in Class 6 and Class 7 that otherwise would have been remitted to the holders of Allowed Claims in Class 10. For purposes of calculating the amount of Allowed Claims in this Class, such Claims shall be converted to U.S. dollars as of the Petition Date at the conversion rate in effect on the Petition Date.

         5.8. Treatment of Class 11 Claims. In accordance with Section 510(b) of the Bankruptcy Code, the holders of Class 11 Claims shall not be entitled to receive any Property pursuant to the Plan until all other Allowed Claims are paid in full.
         5.9. Treatment of Class 12 Claims. The holders of Class 12 Claims shall not be entitled to receive any Property pursuant to the Plan and all such Claims shall be discharged.

         5.10. Treatment of Class 13 Interests. Effective upon the Effective Date, all Common Stock shall be cancelled and the holders of Shareholder Interests shall receive nothing on account of such Shareholder Interests, which shall be discharged.

                                   ARTICLE 6

                  TREATMENT OF EXECUTORY CONTRACTS AND LEASES

         All executory contracts and leases that have not been assumed or rejected as of the Confirmation Date shall be deemed to be rejected by the Debtor on the Confirmation Date, except (a) for those executory contracts as to which the Debtor files motions to assume with the Bankruptcy Court no later than thirty (30) days prior to the first date set for hearing on confirmation of the Plan and (b) the Reorganized Debtor's performance under the Capital Maintenance Agreement shall be governed exclusively by this Plan; provided, however, that the Debtor reserves the right to change its election with respect to the acceptance or rejection of any executory contract or lease at any time prior to the Confirmation Date. Any party asserting a Claim pursuant to
Section 365 of the Bankruptcy Code arising from an executory contract or lease rejected pursuant to this Article who has timely filed a proof of Claim may amend its proof of Claim within thirty (30) days after the Confirmation Date.


                                   ARTICLE 7

               BUSINESS AND OPERATIONS OF THE REORGANIZED DEBTOR

         7.1.    Title to Assets and Organizational Structure.

         (a) Upon the Effective Date, title to all assets of the Debtor shall be vested in the Reorganized Debtor free and clear of all Liens and Claims whatsoever, other than as specifically set forth in this Plan.

         (b) The Reorganized Debtor shall have the following direct wholly owned subsidiaries, each of which shall continue to own and operate the assets which it owned and operated as of the Effective Date, except as expressly noted otherwise herein:

                                  (1)      Med Central;
                                  (2)      Enstar Financial;
                                  (3)      Care Investors;
                                  (4)      Retail; and
                                  (5)      Buckmaster

         (c) Med Central, Care Investors and Buckmaster, which are inactive subsidiaries of the Debtor, may (but shall not be required to) be dissolved or merged into the Reorganized Debtor on or within ninety (90) days after the Effective Date.

         (d) The Reorganized Debtor shall be authorized, consistent with any plan of reorganization confirmed in any Chapter 11 case of a Debtor Subsidiary, to sell or cause to be sold the stock or assets of such Debtor Subsidiary or to merge such Debtor Subsidiary or any other Affiliate with and into the Reorganized Debtor, but only to the extent that any such sale or merger does not adversely affect the amount or timing of distributions to be made pursuant to the Plan.

         (e) The Reorganized Debtor shall include in its charter or by-laws a provision prohibiting the issuance of nonvoting equity securities.

         7.2. Authorized Activities. The Reorganized Debtor shall continue to be incorporated under the laws of the State of Delaware and shall have full corporate authority to engage in all lawful activities under the General Corporation law of the State of Delaware and all activities necessary or desirable to implement the provisions of the Plan. To that end, the Reorganized Debtor may retain, or continue the retention of, professional persons deemed necessary by it in connection with the discharge of its obligations under the Plan. The Reorganized Debtor shall adopt as of the Effective Date an amended and restated certificate of incorporation and by-laws containing provisions not inconsistent with the terms of this Plan and such other terms and conditions as proposed by the Debtor prior to the Effective Date. The Certificate of Incorporation shall authorize the issuance of such amount of the shares of the New Common Stock as the Reorganized Debtor shall deem appropriate.

         7.3.    Directors and Management.

         (a) Directors. Upon the Effective Date, the Board of Directors of the Reorganized Debtor shall consist of three members. The names of the directors shall be identified in the Disclosure Statement.

         (b) Management. The amended and restated by-laws of the Reorganized Debtor to be adopted pursuant to Section 7.2 hereof shall designate the officers of the Reorganized Debtor and specify their tenure. The persons who will hold such offices as of the Effective Date will be identified in the Disclosure Statement.

         7.4. Qualification to Do Business. Neither the Debtor nor the Reorganized Debtor shall be required to maintain its qualification to do business in any State of the United States in which the Debtor or the Reorganized Debtor, on the Confirmation Date, is not transacting business within the meaning of the laws of such State, and in no event shall the Debtor or the Reorganized Debtor be obliged to pay a privilege, franchise or other fee or tax that became due or payable after the Petition Date to any State on account of the Debtor's having qualified to do business in such State prior to the Petition Date if the Debtor did not engage in any business activity in such State after the Petition Date that would have required the Debtor to be qualified to do business in such State under such State's laws.


                                   ARTICLE 8

                      MEANS OF IMPLEMENTATION OF THE PLAN

         8.1. Records; Bank Account. The Reorganized Debtor shall maintain records of all Allowed Claims and all Disputed Claims, including, without limitation, the amount and classification of each such Claim, the name and address of the holder thereof, the number of shares (if any) of New Common Stock issued to the holder of the Claim and the amount of each periodic Distribution with respect to each Claim. The Reorganized Debtor shall update these records as required to reflect changes in any of the information maintained with respect to the Claims, including the change in the status of previously Disputed Claims that have become Allowed Claims. Immediately after and to the extent that a Disputed Claim becomes an Allowed Claim by virtue of a Final Order, the Reorganized Debtor shall amend the records maintained in accordance with this Plan to delete such Disputed Claim from the list of Disputed Claims and add it, in the amount Allowed, to the list of Allowed Claims. On or before the Effective Date, the Reorganized Debtor shall establish the Disbursement Account to be used for the purpose of making all payments pursuant to the Plan. All Available Cash shall be deposited into the Disbursement Account and shall be held in trust for the holders of Allowed Claims. Cash in the Disbursement Account, the Expense Reserve and the Disputed Claims Reserve may be invested in (a) interest bearing accounts, or certificates of deposit in banks or trust companies having an aggregate capital and surplus in excess of $70,000,000, (b) obligations of the United States Treasury having maturities not exceeding 180 days or (c) such other investments as shall be consistent with Section 345 of the Bankruptcy Code, giving due regard to the Reorganized Debtor's need for such monies to insure availability of sufficient funds to make all disbursements authorized or required by this Plan on a timely basis.

         8.2. Collection and Liquidation of Certain Assets. The Reorganized Debtor shall continue to collect its assets and, with the exception of the ASF Pledged Stock and the Retail Stock, shall promptly endeavor to convert such assets to cash and shall deposit same in the Disbursement Account, the Expense Reserve, or the Designated Claims Reserve (and the Reorganized Debtor may transfer funds to and from any such accounts to the extent necessary to implement the provisions of this Plan). The Debtor shall be authorized to vote for the Christa Plan and the Enstar Financial Plan.

         8.3. Litigation. The Reorganized Debtor may continue to pursue the Mendel/Grassgreen Suit and may settle same on such terms and for such consideration as the Reorganized Debtor deems reasonable in its sole discretion but subject to Court approval after notice to Class Representatives and a hearing. Any and all proceeds received in connection with the prosecution or settlement of the Mendel/Grassgreen Suit shall be disbursed to the holders of Allowed Claims that are Unsecured Claims in Classes 4, 5, 6, 7, 8 and 10, as provided in Article 5 hereof. The Reorganized Debtor shall be authorized to aid ASF in the prosecution of the Milken

Suit and to pay its share of the expense thereof. Any and all proceeds received by the Debtor pursuant to the Assignment as the result of ASF's settlement or successful prosecution of the Milken Suit shall be disbursed to the holders of the Allowed Claims that are Unsecured Claims in Class 4, 5, 6, 7, 8 and 10, as provided in Article 5 hereof.

         8.4. Issuance and Disposition of New Common Stock. On the Effective Date, the Reorganized Debtor shall issue the New Common Stock and deliver the certificates evidencing same to the Trustee, who shall hold same in trust for the benefit of the holders of all Allowed Claims that are Unsecured Claims in Classes 4, 5, 6, 7, 8 and 10 in accordance with the treatment provided such classes in Article 5, unless and until there is a merger by and between the Reorganized Debtor and any one or more of Retail, AMRET or Shoe City. Prior to any distribution of the New Common Stock in accordance with the Plan, the Trustee shall be authorized to vote the shares of the New Common Stock, in accordance with the directions given to him by the holders of at least 51% in amount of Allowed Claims that are Unsecured Claims who vote, for the purpose of electing the Board of Directors in accordance with the amended and restated bylaws adopted as authorized by Section 7.2 hereof. The New Common Stock will be held by the Trustee for distribution only in the event of a merger with any of its direct or indirect subsidiaries.

         8.5. Distributions. On the Effective Date, the Reorganized Debtor shall pay all Administrative Claims and Allowed Priority Tax Claims in accordance with the provisions of Article 3 of this Plan and shall make all Severance Payments in accordance with the Severance Order. Thereafter, the Debtor shall disburse to the holders of all Allowed Claims, in accordance with the treatment accorded such Claims pursuant to Article 5 of this Plan and to all professional persons retained by the Debtor or the Reorganized Debtor for fees and expenses incurred after the Confirmation Date, Available Cash and all other Property as follows: (a) within thirty (30) days after the Effective Date all Available Cash then on hand (other than amounts to be transferred from the Disbursement Account to the Expense Reserve); (b) within forty-five (45) days following the Reorganized Debtor's receipt thereof, any monies received in connection with the prosecution or settlement of the Mendel/Grassgreen Suit, to the extent of such monies; (c) within forty-five (45) days following the Reorganized Debtor's receipt thereof, any monies received in connection with the prosecution or settlement of the Milken Suit, to the extent of such monies after first deducting therefrom any contingency fee payable to legal counsel out of the proceeds thereof; (d) within thirty (30) days following the Reorganized Debtor's receipt thereof, any monies realized from any sale or other disposition of the ASF Pledged Stock, to the extent of the net proceeds realized from any such sale or other disposition; (d) within thirty (30) days following the Reorganized Debtor's receipt thereof, any monies realized from any sale or other disposition of any of the capital stock of any of the Reorganized Debtor's direct or indirect subsidiaries (including any capital stock of any of the Debtor Subsidiaries), to the extent of the net proceeds realized from any such sale or other disposition; (f) within thirty (30) days after the Reorganized Debtor's receipt thereof, any and all amounts earmarked for the holders of Allowed Claims in connection with any merger transaction;
(g) within thirty (30) days following the entry of an order that becomes a Final Order allowing, in whole or in part, a Disputed Claim, an amount of money from the Disputed Claims Reserve that represents the pro rata share that the holder of such Claim would have been entitled to receive pursuant to Article 5 hereof based upon the amount of the Disputed Claim that is allowed by such Final Order; (h) within thirty (30) days after receipt of a billing from a professional person retained by the Debtor or the Reorganized Debtor, an amount from the Expense Reserve (or, if the Expense Reserve is without sufficient funds to pay same, from Available Cash) necessary to pay such billing; and (i) on the date that the Debtor determines that it has fully recovered and liquidated all of its assets and all Disputed Claims have been resolved by Final Order, all Available Cash and all amounts in the Expense Reserve that are not required to pay accrued fees and expenses of the Reorganized Debtor. In addition, the Reorganized Debtor shall distribute to the Trustee, the New Common Stock, in accordance with Section 8.4 hereof.

         8.6. Sale of the ASF Pledged Stock. The Reorganized Debtor shall be authorized to sell the ASF Pledged Stock, subject to all requirements and limitations of applicable law, in such quantities and amounts as the Reorganized Debtor shall in its sole discretion believe to be in the best interest of the holders of Allowed Claims that are Unsecured Claims in Classes 6, 7, 8 and 10 and to the end of maximizing the return thereon, but the Reorganized Debtor shall in all events be required to sell the ASF Pledged Stock within thirty-six (36) months following the Effective Date unless otherwise agreed in writing by each Class Representative; provided, however, that if directed to do so after 180 days following the Effective Date by at least 51% in number of holders of Allowed Claims in Class 6, 7 or 8 (or the holders of Allowed Claims in Class 10 from and after the date on which all Allowed Claims in Class 6 and Class 7 have been paid in full) who hold at least 66.66% in amount of the Allowed Claims in such Class, the Reorganized Debtor shall be obligated to sell an amount of the ASF Pledged Stock that represents the Pro Rata Share, determined in accordance with the Plan, of the ASF Pledged Stock allocable to the aggregate Allowed Claims of such Class, within thirty
(30) days following the Reorganized Debtor's receipt from the Class Representative of a written notice of the requisite vote requiring the Reorganized Debtor to sell a portion of the ASF Pledged Stock. Prior to the date of any sale of the ASF Pledged Stock, the Reorganized Debtor shall be authorized to vote the ASF Pledged Stock owned by it in such a manner as it may deem appropriate.

         8.7. Disputed Claims Reserve. The Debtor or the Reorganized Debtor shall be authorized to object to the allowance of Claims at any time prior to the expiration of ninety (90) days after the Effective Date; but provided, however, that the ASF Claims and Capital Maintenance Claim shall be deemed Allowed for purposes of this Plan; but provided further, however, the Debtor and the Reorganized Debtor shall have the right to challenge any right of offset asserted by any holder of the Capital Maintenance Claim. On the Effective Date and thereafter on the date of each Distribution to the holders of Allowed Claims, the Reorganized Debtor shall deposit to the Disputed Claims Reserve from any Distributions made in accordance with this Plan an amount equal to the pro rata share that would have been distributed to the holder of any Disputed Claim if such Disputed Claim had been an Allowed Claim on the date of such Distribution. The Reorganized Debtor shall distribute to the holder of any Disputed Claim that has been subsequently allowed by Final Order, but only to the extent of the allowed amount of such Claim, all Property to which such holder would have been entitled to receive on account of such holder's Claim if such Claim had been an Allowed Claim on the Effective Date. If any Disputed Claim is subsequently disallowed by Final Order, or is allowed in an amount less than the amount claimed by the holder of such Disputed Claim, then any funds that have been deposited in the Disputed Claims Reserve based upon the disallowed portion of the amount claimed by the holder of the Disputed Claim shall be deposited into the Disbursement Account and redistributed to the holders of Allowed Claims on a pro rata basis in accordance with Section 8.5 of this Plan. If a Claim is a Disputed Claim, in whole or in part, because the Debtor or the Reorganized Debtor asserts a right of offset against such Disputed Claim or recoupment against the holder of such Disputed Claim, then if and to the extent the claim giving rise to such offset or recoupment is sustained by Final Order, the Disputed Claim shall be reduced or eliminated and, to the extent such offset or recoupment exceeds in amount the Disputed Claim, the holder of such Claim shall be required to pay to the Reorganized Debtor the amount of such offset or recoupment less the amount in which such Disputed Claim would otherwise have been allowed absent such offset or recoupment.

         8.8. Sale of or Merger with Debtor Subsidiaries. Consistent with any confirmed plan of reorganization in any Chapter 11 case of any of the Debtor Subsidiaries and Section 7.1(d) of this Plan, the Reorganized Debtor shall be authorized to sell all or any portion of the assets or capital stock of any such Debtor Subsidiary or, alternatively, to merge any such Debtor Subsidiary or other Affiliate with and into the Reorganized Debtor or to merge the Reorganized Debtor into any of the Debtor Subsidiaries. In connection with any such merger or similar transaction, the Reorganized Debtor shall endeavor to preserve and pass on to the holders of Allowed Claims the maximum benefits allowable from any net operating tax loss carry forwards through the issuance of stock in the Reorganized Debtor after the merger, and the distribution of any portion of such stock pursuant to Article 5 of this Plan.

         8.9. Discharge. Other than as provided elsewhere herein, as of the Effective Date, the Debtor shall be discharged from any debt that arose before the date of the Confirmation Order, and any Claim of the kind specified in Bankruptcy Code Sections 502(g), 502(h), and 502(i) whether or not:

                 (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code;

                 (b) a Claim or Shareholder Interest based upon such debt is allowed under Section 502 of the Bankruptcy Code; or

                 (c) the holder of a Claim or Shareholder Interest based upon such debt has accepted the Plan.

         8.10. Cancellation of Debt Instruments. No holder of a Debt Instrument shall be entitled to receive any Property pursuant to this Plan unless and until such holder shall have either (a) surrendered or caused to be surrendered to the Reorganized Debtor the original Debt Instrument held by such holder or (b) if such holder is unable to surrender the original Debt Instrument because same has been lost, destroyed, stolen or mutilated, (i) furnished the Reorganized Debtor with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Reorganized Debtor and (ii) provided to the Reorganized Debtor a bond in such amount and form as the Reorganized Debtor shall reasonably require to indemnify the Reorganized Debtor against any claim that may be made against it on account of the alleged loss, theft or distribution of any such Debt Instrument. If the holder of a Debt Instrument fails to surrender such holder's original Debt Instrument or to provide an affidavit and adequate bond on or before the 180th day following the Effective Date, such holder shall be conclusively deemed to have received all Property to which it is entitled to have received under the Plan and all such Property otherwise distributable to such holder at any time under the Plan (including, but not limited to, any of the ASF Pledged Stock or any of the New Common Stock, or the proceeds of either) shall instead be distributed to the holders of Allowed Claims in accordance with the provisions of the Plan. Notwithstanding anything to the contrary contained in this Section 8.10, the surrender to the Reorganized Debtor of the Debt Instruments held by the holders of Class 10 Claims shall not be required for the holders of Class 6 and Class 7 Allowed Claims to receive the benefit of the subordination provisions in such Debt Instruments, but no holder of a Class 10 Claim shall receive anything under the Plan after payment in full of all Allowed Claims in Class 6 and Class 7 unless and until such holder shall have duly and punctually complied with the provisions of this Section 8.10.

         8.11. Releases. Upon the Effective Date, the Debtor and the Reorganized Debtor, will be deemed to have released, acquitted and forever discharged ASF and OTS, their respective existing officers, directors and agents and their respective successors and assigns (collectively, the "Released Parties") from any and all claims, demands, liabilities, debts, reckonings, actions, causes of actions and obligations of any kind, whether direct or indirect, absolute or contingent, due or to become due, at law or in equity and known or unknown, that the Debtor or the Reorganized Debtor (or the Chapter 11 estate of the Debtor) then have or ever had against any one or more of the Released Parties, including, without limitation, any Avoidance Claim that the Debtor or the Reorganized Debtor (or the Chapter 11 estate of the Debtor) might have against one or more of the Released Parties; provided, however, that the foregoing release shall in no way operate to release either ASF or OTS, or any of their respective successors or assigns, from any obligation imposed upon ASF or OTS by this Plan; and provided, further, however, that the foregoing release shall not be deemed to have released any defendant in the Mendel/Grassgreen Suit, the Milken Suit and Harris C. Friedman.

         8.12. Estimation of Claims. The following types of Claims shall be resolved under Section 502(b) of the Bankruptcy Code or estimated for purposes of voting under Bankruptcy Rule 3018 and may be estimated for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code, other than those Claims that have been previously allowed by a Final Order pursuant to the Plan: the KCLC Claims, the NCNB Claims, the Grassgreen Claim and all other Claims scheduled by the Debtor as contingent, disputed or unliquidated (if the claimant has timely filed a proof of claim).


                                   ARTICLE 9

                 CONDITIONS PRECEDENT TO EFFECTIVENESS OF PLAN

         The Effective Date shall not occur until each of the following conditions has been satisfied:

         1. The entry of the Confirmation Order by the Bankruptcy Court and expiration of the appeal period with respect to the Confirmation Order without the filing of a notice of appeal of such order; provided, however, that, if an appeal of the Confirmation Order is filed but no stay is granted in connection with the appeal, the Debtor may elect to permit the Effective Date to occur notwithstanding the pendency of the appeal;

         2. The entry of a Final Order determining that the amount of all Priority Tax Claims and Administrative Claims (exclusive of those paid or payable to professionals retained by the Debtor and Severance Payments) does not exceed $1,500,000.

         3. The granting of any tax rulings by the Internal Revenue Service that may be required in any reorganization plan filed by Retail; and

         4. Inclusion in the Confirmation Order of an injunctive provision staying, restraining and enjoining all Persons, from commencing, enforcing, perfecting or (except as permitted by Final Order) setting-off any claim, judgment or interest against the Debtor or any Property of the Debtor, or any of its transferees, or against the Reorganized Debtor, or the Disbursement Account, for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Claim or Shareholder Interest;

         5.      Occurrence of the Effective Date of the Enstar Financial Plan.

         The Debtor shall be authorized to waive the conditions set forth in paragraphs 1, 3 and 4 of this Article 9, but the written consent of ASF and OTS shall be required for the Debtor to waive the conditions set forth in paragraphs 2 and 5. Upon the satisfaction or waiver of each of the foregoing conditions, the Debtor shall so notify the Bankruptcy Court and upon filing of such notice the Plan shall become effective without further order of the Bankruptcy Court.


                                   ARTICLE 10

                           RETENTION OF JURISDICTION

         After the Effective Date, the Reorganized Debtor and the Trustee will be free to perform all functions assigned to them under this Plan without approval of the Bankruptcy Court, except as specifically provided herein; provided, however, that the Bankruptcy Court will continue to retain jurisdiction over this case with respect to the following matters and for the following purposes:

         1. To resolve and enforce any and all causes of action which may exist on behalf of the Debtor;

         2. To resolve all of the Disputed Claims, including all objections to the allowance of Claims, and the compromise and settlement of any objection to any Claims;

         3. To adjudicate all applications, adversary proceedings and contested matters that may be pending on the Confirmation Date;

         4. To determine applications for allowance of compensation and reimbursement of out-of-pocket expenses of the Reorganized Debtor's bankruptcy counsel (if any), and any professionals retained, to the extent that such compensation and out-of-pocket expenses relate to services performed after the Effective Date; provided, however, that pending a hearing thereon, eighty-five percent (85%) of all such compensation and one hundred percent (100%) of all expenses shall be paid by the Reorganized Debtor on a current basis;

         5. To adjudicate controversies, suits and disputes arising under or in connection with the Plan and to issue orders in aid of execution of the Plan;

         6. To adjudicate adversary proceedings pending at the Confirmation Date or thereafter brought to recover or avoid preferences, fraudulent conveyances and other avoidance claims;

         7. To determine any applications or motions for the rejection, assumption or assignment of executory contracts or unexpired leases;

         8. To determine any application to modify the Plan in accordance with Bankruptcy Code Section 1127, or to correct any defect, cure any omission or reconcile any inconsistency in the Plan, the Disclosure Statement or the Confirmation Order as may be necessary or desirable to carry out the purposes and intent of the Plan;

         9. To determine such other matters or proceedings as may be provided for under Title 28, the Bankruptcy Code, the Bankruptcy Rules, this Plan or the Confirmation Order.


                                   ARTICLE 11





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


                                 MISCELLANEOUS

         11.1. Limitation of Liability. The Debtor and the Creditors' Committee and any of their respective members, directors, officers or agents, including, without limitation, their legal counsel, accountants, consultants or employees, shall not be liable to the Debtor, any holder of a Claim against or Shareholder Interest in the Debtor or any other entity for any action taken or omitted to be taken in connection with this Chapter 11 case or under the Plan, except that such liability may be imposed for willful misconduct. The Bankruptcy Court shall have exclusive jurisdiction to hear and determine any questions concerning any such liability.

         11.2. Amendments to the Plan. The Debtor reserves all rights to amend, modify, alter or withdraw this Plan before the Confirmation Date and to amend, modify, or alter this Plan after the Confirmation Date in accordance with the Bankruptcy Code.

         11.3. Headings. Article, section and subsection headings used herein are for convenience only and shall not effect the interpretation or construction of any provision of this Plan.

         11.4. Time. Bankruptcy Rule 9006 shall be used to compute any period of time prescribed or allowed by this Plan.

         11.5. Cramdown. The Debtor reserves the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code, notwithstanding the failure of any impaired class to accept this Plan.

         11.6. OTS Regulation. Except as otherwise expressly provided herein, nothing in this Plan or OTS's acceptance hereof is intended or should be construed as a waiver by OTS of any enforcement power or authority which OTS may exercise with respect to ASF or the Debtor.

         11.7. No Admissions; Objections to Claims. Nothing in this Plan shall be deemed to constitute an admission that any Person referred to herein as being the holder of a Claim is the holder of an Allowed Claim, except as expressly provided in this Plan. The failure of the Debtor to object to or examine any Claim for purposes of voting shall not be deemed a waiver of the Debtor's rights to object to or reexamine such Claim, in whole or in part.

         11.8. No Bar to Suits. Neither this Plan nor confirmation hereof shall operate to bar or estop the Reorganized Debtor from commencing any action, suit or proceeding against any holder of a Claim or any other Person on any cause of action (except as herein released), whether such cause of action arose prior to or after the Confirmation Date and whether or not the existence of such cause of action was disclosed in the Disclosure Statement.

         11.9. Section 1146 Exemption. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under this Plan or the making or delivery of any instrument or transfer pursuant to, in implementation of or as contemplated by this Plan or the transfer of any property pursuant to this Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

         11.10. Successors and Assigns. The rights and obligations of any Person named or referred to in this Plan shall be binding upon and inure to the benefit of the successors and assigns of such Persons.

                                        Respectfully submitted,

                                        THE ENSTAR GROUP, INC.

                                        By: /s/ Nimrod T. Frazer
                                            -----------------------------------
                                            Nimrod T. Frazer,
                                            Chairman of the Board


                                        PARKER, HUDSON, RAINER & DOBBS
                                        Counsel for the Debtor
                                        1200 Carnegie Building
                                        133 Carnegie Way
                                        Atlanta, Georgia  30303
                                        (404) 523-5300


                                        By: /s/ J. Marbury Rainer
                                            -----------------------------------
                                            J. Marbury Rainer





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

                                        By: /s/ C. Edward Dobbs
                                            -----------------------------------
                                            C. Edward Dobbs









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